Exhibit 4.3.2

Additional Agreement No. 4 to the LOAN AGREEMENT dated 20 August 2020 30 November 2021

Arras Minerals Corp., company established in accordance with the laws of the Province of British Columbia, Canada, entity No. BC1287773, located at: Suite 1610, 777 Dunsmuir Street, Vancouver, Canada, V7Y 1K4, represented by CFO Mr. Christopher Richards, acting on basis of the Articles, hereinafter referred to as the “Creditor”, on one part, and

Ekidos Minerals LLP, a limited liability partnership established in accordance with the laws of the Republic of Kazakhstan, BIN 191040035309, located at: Republic of Kazakhstan, Almaty, 050000, Almaly district, Panfilov Street 158, Office 1, represented by Confidant, Mrs. Vlada Nam, acting on the basis of the Power of Attorney dated 26.11.2021, hereinafter referred to as the “Debtor”, on the other part,  hereinafter collectively referred to as the “Parties” and individually as “Party”, have concluded this Additional Agreement No. 4 to the Loan Agreement dated 20 August 2020 (hereinafter – the “Agreement”) as follows:

1. Clause 3.1 of Section 3 of the Agreement to revised as follows: “The repayment of the amount of the Loan specified in this Agreement shall be made by the Debtor on or before 30 June 2022”.
2. In all other matters that are not regulated by the terms of this Additional Agreement No. 4, the Parties are guided by the provisions of the Agreement.
3. This Additional Agreement No. 4 enters into force on the date of its signing.

SIGNATURES AND REQUISITES OF THE PARTIES:

On behalf of the Creditor Arras Minerals Corp. /s/ Christopher Richards Christopher Richards CFO
On behalf of the Debtor Ekidos Minerals LLP /s/ Vlada Nam Vlada Nam Confidant